EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013, with respect to the consolidated financial statements and internal control over financial reporting of Flushing Financial Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference in this Registration Statement.  In addition, we have issued our report dated June 28, 2012 with respect to the financial statements and supplemental schedules of Flushing Bank 401(k) Savings Plan included in the Annual Report on Form 11-K for the year ended December 31, 2011, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

New York, New York
May 22, 2013